Finisar Reports Preliminary Fiscal 2007 Results

Reports Initial Findings of Audit Committee Investigation of Stock Option Practices and Adoption of Remedial Measures

SUNNYVALE, CA -- 06/12/2007 -- Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported preliminary financial results for its fourth fiscal quarter and fiscal year ended April 30, 2007.

The Company is not providing detailed GAAP or non-GAAP financial results for the quarter or fiscal year at this time. The preliminary non-GAAP financial metrics presented below do not reflect any adjustments that may be needed as a result of the ongoing review of the Company's historical stock option grants and associated accounting described below. These results should be considered preliminary until such time as the Company files its annual report on Form 10-K for fiscal 2007.

Non-GAAP Financial Metrics - Fourth Quarter Ended April 30, 2007

--  Revenues of $97.3 million were within the range of $96-$98 million, announced by the Company on May 9, 2007. These results represented a 9.5%
    decrease in revenues from the previous quarter and a 5% decrease from the comparable quarter of the prior year. This decrease was caused primarily by the impact of a transition by two customers to "just-in-time inventory"
    arrangements during the quarter and the continued utilization by certain customers of excess inventories of products designed for SAN applications.

--  Revenues from the sale of optical products were $88.4 million in the quarter ended April 30, 2007, a decline of 9.8% from $98.0 million in the previous quarter and 3.9% from $91.9 million in the comparable quarter of the prior year. Revenues from the sale of network test and monitoring products were $8.9 million, a decline of 6.6% from $9.5 million in the previous quarter and 15.1% from $10.5 million in the prior year.

--  Shipments of products designed for 10-40 Gb/s applications totaled
    $14.9 million, up 28.5% from $11.6 million in the previous quarter and up
    172% from $5.5 million in the comparable quarter of the prior year.

--  With the decrease in total revenues to their lowest quarterly total during the fiscal year, gross margins declined sequentially from the prior quarter, but were still higher than in the first half of the year due to the effects of ongoing cost reduction efforts and a favorable shift in product mix. Non-GAAP gross margins exclude stock compensation expense, inventory reserves and certain other charges, mostly of a non-cash nature.

--  Cash and short-term investments, plus other long-term investments which can be readily converted into cash, totaled $123.7 million at April
    30, 2007, down from $135.9 million at the end of last quarter. The decrease was primarily due to the completion of the acquisitions of AZNA, LLC and
    Kodeos Communications, Inc. during the quarter, which involved the use of approximately $13.7 million in cash. The Company has classified certain of its investments as long-term based on its intent to hold these securities until maturity, although they can be readily sold if required.
Non-GAAP Financial Metrics - Fiscal Year Ended April 30, 2007
--  Revenues of $419.2 million represented an increase of 15.1% over
    $364.3 million in the prior year.

--  Revenues from the sale of optical products were $381.4 million, an increase of 17% from $326.0 million in the prior year. Revenues from the sale of network test and monitoring products were $37.8 million, a decrease of 1.5% from $38.3 million in the prior year.

--  Shipments of 10-40Gb/s optical products totaled $40.3 million, up 123%
    from $18.1 million in the prior year.

--  Gross profit on a non-GAAP basis increased 29% on a 15% increase in revenues for the fiscal year due in part to a favorable shift in product mix to more profitable longer distance telecom and metro Ethernet applications and a vertically integrated business model where higher shipment levels are accompanied by a modest increase in manufacturing costs. Non-GAAP gross margins exclude stock compensation expense and certain other charges, mostly of a non-cash nature.
"Despite year-end problems with customer supply chain and excess inventory issues, I think we made tremendous progress on a number of fronts in the last fiscal year," said Jerry Rawls, Finisar's CEO. "We rolled out a number of new products for 10 Gb/s and WDM applications and strongly increased our sales to the telecom equipment industry. Revenues from the sale of 10 Gb/s and 40 Gb/s products increased 123% last fiscal year and we believe revenue growth for these products in fiscal 2008 will generally remain on that same trajectory. In addition, gross profit and gross margins were up substantially from the prior year on a non-GAAP basis.

"On the technology front, the acquisitions of AZNA, LLC and Kodeos Communications, Inc. at year-end added unique technologies for long distance optical transmission. We believe these new technologies will enable us to develop products for long haul telecommunications, a market we haven't served in the past."

Initial Findings of Audit Committee Review of Stock Option Practices

Finisar also announced the initial findings of its Audit Committee's review of the Company's historical stock option granting practices. On November 30, 2006, Finisar announced that, following an initial voluntary review by management of a number of stock option grants, the Audit Committee of its Board of Directors had commenced an investigation of the Company's historical stock options granting practices. The Audit Committee is comprised of three independent, non-employee directors. The Audit Committee subsequently conducted an investigation with the assistance of independent legal counsel and an independent accounting firm engaged to provide forensic accounting services and reported its initial findings and recommendations to the Board of Directors.

The investigation reviewed stock option grants to officers and directors, existing employees and new hires, including grants issued in connection with acquisitions, during the period from November 1999 to September 2006. The investigation involved the analysis of thousands of documents and hundreds of thousands of electronic mail and document files, as well as interviews of 32 individuals, including current and former directors, officers and employees. All Company personnel cooperated fully with the investigation.

The Audit Committee made the following key findings:

--  There was no evidence of malfeasance on the part of any present or former officer, director, or employee relating to any Finisar options grant.

--  No present or former member of Finisar's board or its management engaged in self-dealing with respect to option grants.

--  Options to directors and officers were properly approved and granted by the Board or the Board's Compensation Committee.

--  The measurement dates for a number of option grants differed from the recorded grant dates.  Those errors generally resulted from a deficient and poorly documented process as well as a lack of attentiveness and a lack of thorough understanding of relevant accounting rules on the part of the individuals involved in the granting process.
The Audit Committee found administrative issues in connection with the annual grants to existing employees. The grant dates for most of these annual grants were selected before the lists of options to be granted had been finalized. In all but one year between 2000 and 2005, there was inadequate contemporaneous documentation to verify the dates selected for the annual grant, and, in one case, an earlier date with a more favorable price was selected retrospectively for the annual grant.

In the case of grants to newly hired employees and employees hired in connection with Finisar's acquisitions, the Audit Committee found deficiencies related to the process. This resulted in a few instances where grants were delayed and a more favorable price resulted from the delay, and a few instances where an earlier date with a more favorable price was selected retrospectively for a grant. Many of these grants lacked contemporaneous evidence of grant date selection. The Company personnel involved in selecting the grant dates did not benefit from these grants.

Based on the results of its investigation, the Audit Committee concluded that the measurement dates for a number of stock option grants differed from the recorded grant dates for such awards and that the Company will need to restate its historical financial statements to record charges for compensation expense relating to these past stock option grants and the tax impact related to such adjustments. The Company's management, in conjunction with the Audit Committee, is in the process of finalizing revised measurement dates, determining the amount of the non-cash charges for compensation expenses, the resulting tax impact (which may result in additional cash tax liabilities), and the accounting impact on its financial statements for each fiscal period going back to fiscal 2000. The Company intends to complete its assessment and announce the results at the earliest practicable date. Although the amounts of the charges have not been determined at this time, such charges will likely be material with respect to prior fiscal periods from 2000 through 2007.

Recommendations of the Audit Committee as to Remedial Measures

In August 2006, prior to the internal review that led to the investigation, Finisar changed its policies and procedures for granting stock options to provide that all stock-based awards are generally to be granted by the Compensation Committee of the Board of Directors and, except in special circumstances, all grants are to be made at regular quarterly meetings of the Compensation Committee. The effective date of each quarterly grant is the later of the third trading day following Finisar's public announcement of its financial results for the preceding quarter or the date of the meeting.

In connection with its investigation, the Audit Committee also recommended that the Board consider, and the Board of Directors unanimously adopted, certain remedial measures, including the following:

--  The implementation of a cross-functional training program for certain key employees concerning (i) the Company's equity compensation programs and related improvements in equity compensation controls, processes and procedures, (ii) the accounting implications of the Company's equity compensation programs and (iii) the legal implications of the equity compensation programs.

--  The appointment of a designated finance department employee to be responsible for the accounting for stock options and other forms of equity compensation.

--  The adoption of additional policies to assure that grants will be recorded promptly in the Company's option accounting database, and that grantees will receive prompt written notification of their grants.

--  The adoption of policies to assure that there will be a specific date to complete the generation of a list of recommended equity grant amounts prior to the submission of the recommendations to the Compensation
    Committee for approval.

--  Implementation of a requirement that the Company's Internal Audit
    Department review the Company's compliance with the controls and procedures regarding equity compensation at least annually and report the results of its review to the Audit Committee.
The Audit Committee and the Board of Directors will consider the need for additional remedial action upon completion of the Audit Committee's investigation and the restatement of the Company's historical financial statements.

Conference Call

Finisar plans to review its preliminary fourth quarter results and discuss its current business outlook during a conference call for investors at 5:00 p.m. EDT (2:00 p.m. PDT) today, June 12, 2007. The call will be broadcast live over the Internet on the Investor Relations section of Finisar's web site, located at www.Finisar.com. To listen to the Webcast, interested investors are encouraged to log onto the broadcast at least 15 minutes prior to the call. Participating in the call will be Jerry Rawls, Finisar's President and CEO, and Steve Workman, Finisar's CFO.

Non-GAAP Financial Measures

The Company provides supplemental information regarding the Company's operational performance on a non-GAAP basis which excludes various non-cash and cash charges, principally related to acquisitions, restructuring activities and financing transactions. Non-GAAP gross profit and non-GAAP net income (loss), as reported by the Company, give an indication of the Company's baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. While non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States, the Company's management uses this information for the purpose of evaluating the Company's historical and prospective financial performance in the ordinary course of business. The Company believes that providing this information to its investors, in addition to the GAAP presentation, allows investors to better evaluate the Company's progress over time and its financial results in comparison to other companies with whom it competes.

Safe Harbor Under the Private Securities Litigation Reform Acts of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. These risks and uncertainties also include the extent to which additional stock-based compensation expense will be recognized as a result of the ongoing review of the Company's stock option granting practices; the timing of the Company's filings relating to any restated financial information; the impact of any regulatory review of the disclosures in those documents; and the potential impact of related civil litigation. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's Annual Report on Form 10-K and other reports as filed with the Securities and Exchange Commission.

About Finisar

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed voice, video and data communications for networking, storage and wireless applications over Local Area Networks (LANs), Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Ethernet, Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company is headquartered in Sunnyvale, California, USA. More information can be found at www.finisar.com.

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Investor Relations
408-542-5050
investor.relations@Finisar.com